Exhibit 99.1

IMPORTANT NOTICE

To the Directors and Executive Officers of Whitney Holding Corporation, Inc.

In connection with the

Whitney National Bank Savings Plus Plan

You previously received a notice informing you that a “Plan Blackout Period” (as described below) for the Whitney National Bank Savings Plus Plan (the “Plan”) and a corresponding “Trading Prohibition” (as defined below) for Whitney directors and executive officers were scheduled to begin at 4:00 p.m. Eastern time on May 26, 2011, in anticipation of the proposed merger between Whitney Bank and Hancock Bank, which was tentatively scheduled to close on May 28, 2011 (the “Merger”). We are pleased to announce that all federal regulatory approvals required for the proposed merger have been received, and a definitive merger date of June 4, 2011 has been established. Consequently, the Plan Blackout Period has been rescheduled and is now expected to begin on June 2, 2011 at 4:00 p.m. Eastern time for any participant who has a balance in the Whitney Stock Fund at that time. The Trading Prohibition has also been rescheduled to coincide with the starting date of the Plan Blackout Period.

During the Plan Blackout Period, Plan participants invested in the Whitney Stock Fund will be temporarily unable to direct or diversity amounts invested in the Whitney Stock Fund or take loans or other withdrawals from the Plan. If you are a participant in the Plan, you should have already received an updated notice from the Human Resources Department and Fidelity Investments informing you of the Plan Blackout Period and the change to its dates.

Whitney is required to provide this notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which applies to executive officers and directors of Whitney. The purpose of this notice is to inform you that pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of Whitey, you are prohibited from purchasing, selling or otherwise acquiring or transferring any Whitney Holding Corporation common stock (“Whitney Stock”) during the Plan Blackout Period and prior to the closing of the Merger, if the Whitney Stock was acquired in connection with your service or employment as a director or executive officer of Whitney (the “Trading Prohibition”). The Trading Prohibition does not apply to the disposition of your Whitney Stock in connection with merger with Hancock Bank that will occur automatically at the time of the merger.

During the Plan Blackout Period and prior to the closing of the Merger, you may not:

•	acquire Whitney Stock if the acquisition is in connection with service or employment as a director or executive officer of Whitney; or

•	dispose of Whitney Stock if the disposition involves Whitney Stock acquired in connection with service or employment as a director or executive officer of Whitney.

The Plan Blackout Period is expected to begin at 4:00 p.m. Eastern time on June 2, 2011 and end the week of June 12, 2011. The Trading Prohibition will begin on the same date and will apply until the date the Merger is completed, as Whitney will no longer be an issuer after such date for purposes of Regulation BTR.

If you have questions specific to the dates of the Plan Blackout Period, you should call Fidelity Investments at 1-800-835-5095 between 9:00 a.m. and 5:00 p.m. Eastern time. The Plan blackout period is expected to last between 10 and 15 days.

If you have any questions regarding this notice, you should contact Craig Bullock, Senior Vice President and Director of Human Resources at (504) 586-3667 or cbullock@whitneybank.com.